UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2007

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     On September 12, 2007, the Board of Directors (the “Board”) of PowerSecure International, Inc., a Delaware corporation (the “Company”), authorized an increase in the size of the Board from four to five members and appointed Andy Miller as a director of the Company to fill the vacancy, to serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal.
     Mr. Miller was not appointed to the Board pursuant to any arrangements or understandings between Mr. Miller and any other person. The Board did not appoint Mr. Miller to any committees of the Board at present but will consider appointing him to one or more committees, as it deems appropriate, after the 2008 Annual Meeting.
     On September 12, 2007, the Board also approved, pursuant to Compensation Committee recommendation, an increase in the size of the initial stock option grant for new non-employee directors. Each director who is not an officer or otherwise an employee of the Board will receive, upon initial appointment to the Board, an option to purchase 15,000 shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”) at an exercise price equal to the fair market value on the date of grant, equal to the closing sale price of the Common Stock as reported on the Company’s principal stock market or stock exchange (which is currently the NASDAQ Stock Market), which options shall vest immediately upon grant and be exercisable for ten years after grant, subject to earlier termination upon death, disability or termination of Board service.
     Mr. Miller, age 65, has over 30 years experience as a marketing opinion and investor relations experience and expertise. He is the founder, chairman and CEO of Miller Consulting Group, Boston, Massachusetts, a corporate and market positioning firm specializing in the information technology and financial services sectors. In 1977, he founded Miller Communications, one of the first firms to specialize in public relations for the IT industry. Prior to founding Miller Communications, Mr. Miller served in various capacities at Little, Brown & Co. and the Associated Press, and as Associate Editor of The Harvard Business Review. He currently serves on the Advisory Boards of Internet Capital Group, Azima, Cecropia, Candide Media Works, iMotions, Cymtec and Helium, Inc. and is a member of Common Angels, a venture group comprised of select technology and business leaders investing in emerging technologies and promising start-ups. He has also served as Adjunct Member of the Governor’s Committee on Telecom Policy for the State of Massachusetts, known as Mass Telecom, an early member of the Massachusetts Software Council, and Trustee of the Computer Museum.
     As a non-employee director of the Company, Mr. Miller will receive the standard compensation for non-employee directors for service on the Board, the grant of an option to purchase 15,000 shares of Common Stock at an exercise price of $12.29 per share, such price being equal to the closing sale price of the Common Stock on the NASDAQ Stock Market on September 12, 2007, the date of grant.
     The Company has engaged Mr. Miller’s consulting firm, Miller Consulting Group, to serve as the Company’s investor relations consultant, for a fee of $90,000 over a period of six months for consulting services on investor relations matters.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton

Sidney Hinton President and Chief Executive Officer
Dated: September 17, 2007

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